CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 17 to Registration Statement No. 333-119419 of Hartford Life Insurance Company Separate Account Three on Form N-4, of our report dated February 28, 2014, (except for Note 20, as to which the date is June 23, 2014) relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, and of our report dated March 28, 2014, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Three as of December 31, 2013, and the related statements of operations for each of the periods presented in the year then ended, the statements of changes in net assets for each of the periods presented in the two years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
August 1, 2014